Exhibit 99.1

Vivos Therapeutics Signs Definitive Agreement to Acquire Largest Sleep Center Operator in Nevada

By acquiring The Sleep Center of Nevada, Vivos expands its business model to make its OSA treatments available to thousands of patients in the greater Las Vegas metro area

Acquisition expected to close later this quarter or in the third quarter

LITTLETON, Colo., April 16, 2025 (GLOBE NEWSWIRE) -- Vivos Therapeutics, Inc. (“Vivos” or the “Company”) (NASDAQ: VVOS), a leader in proprietary, non-invasive treatments for obstructive sleep apnea (OSA), today announced a definitive agreement to acquire the operating assets of The Sleep Center of Nevada (“SCN”), the largest operator of medical sleep centers in Nevada.

Significant Vivos investor New Seneca Partners, Inc., a leading North American private equity sponsor, assisted in sourcing, structuring and executing this transaction. The acquisition is expected to close in the later this quarter or in the third quarter, subject to financing, audit and other customary conditions. The proposed transaction does not require Vivos shareholder approval.

Vivos’ acquisition of the profitable and high patient volume SCN accelerates Vivos’ new marketing and distribution model following its June 2024 strategic alliance with Colorado-based sleep center operator Rebis Health. Vivos’ new model is designed to introduce Vivos’ FDA-cleared oral appliance treatments for OSA more directly to the very large and growing population of patients who suffer from OSA. Many of these patients are looking for lasting solutions for their OSA but are typically forced to choose between unappealing treatment options such as continuous positive airway pressure (CPAP) or surgery or abandoning treatment altogether.   The acquisition aligns with Vivos’ mission to make its clinically proven treatments accessible to the millions of individuals who suffer with OSA. By leveraging SCN’s infrastructure and patient base, Vivos expects to enhance case acceptance, diversify services, and strengthen its market position in a fast-growing region.

Founded in 2008 by Dr. Prabhu Rachakonda, a board-certified physician in internal medicine, pulmonology, and sleep medicine, SCN is the top sleep center operator in Nevada, serving the sleep testing and treatment referral needs of OSA patients. SCN sees approximately 3,000 new patients per month for testing, consultation, and treatment of conditions like OSA, insomnia and restless leg syndrome and has generated annual net revenues in the high seven figure range in recent years. About 90% of SCN patients test positive for OSA and/or other sleep disorders and yet, 95% of those patients are typically referred out for CPAP, traditional oral devices or surgical options, highlighting a critical need for alternatives like Vivos’ oral appliances. Since 2019, SCN’s physicians and nurse practitioners have tested and treated over 200,000 patients, many of whom have either stopped using CPAP or are looking for OSA treatment alternatives. Under Dr. Rachakonda’s leadership, SCN has grown to seven locations with nearly 50 beds currently available for overnight polysomnogram (PSG) testing and consultation.

Vivos has agreed to pay up to $9 million for the SCN operating assets, including $6 million in cash and $1.5 million in Vivos common stock at closing. An additional $1.5 million in Vivos common stock may be earned in the future if SCN achieves an agreed to financial milestone. Vivos intends to secure the funding for the upfront cash payment primarily with a senior debt facility and also potential equity financing.

Kirk Huntsman, Chairman and CEO of Vivos stated, “We believe this transaction will be a game-changer for Vivos, with the prospect of meaningfully adding to our revenues in the coming months through SCN’s diagnostic and other services as well as adding thousands of patients as candidates for Vivos OSA treatment. SCN has a dominant market share for OSA detection and treatment in the fast-growing Las Vegas region. We anticipate SCN patients will prefer Vivos treatment options over a lifelong maintenance device such as CPAP. Through our existing strategic alliance with Rebis Health in Colorado, we are seeing two-thirds of OSA patients selecting Vivos treatment over CPAP or surgical options. We will be working closely with Dr. Rachakonda and his team to expand the range of diagnostic and therapeutic services to patients, which we expect will materially impact revenue and gross profits even further. This transaction represents a great example of our initiative to extend Vivos’ technology and treatment options to as many OSA patients as possible by creating strategic collaborations with, or outright acquisitions of, key players in the approximately 2,600 AASM-certified sleep clinics around the country. We look forward to closing this transaction as we also continue to explore further expansions of our marketing and sales model.”

Michael Skaff, Managing Director of New Seneca Partners, stated “As an investor in and strategic advisor to Vivos, we are very excited about this transaction and its potential to materially expand and further validate the ongoing strategic shift in Vivos’ business model. Moreover, we believe SCN’s existing revenues will be meaningfully augmented in several important ways, such as the expansion of diagnostic and consultative services and the sale of Vivos OSA treatment to SCN patients, all of which we expect to significantly reduce Vivos’ cash burn and move Vivos towards cash flow positivity. The SCN transaction and similar potential future strategic transactions can provide Vivos with access to the significant potential patient volume which is critical to executing on the new business model. We look forward to continuing our full support of this transaction through the financing, closing and post-closing integration phases.”

Dr. Rachakonda commented on what this transaction will mean for SCN’s patients, “Sleep medicine has been waiting for many years for an alternative treatment for OSA that works to resolve the condition over a relatively short treatment time with potentially lasting effects. After looking carefully into Vivos’ appliance treatments, I believe the vast majority of our patients will choose Vivos over CPAP or other alternatives that they struggle with. We look forward to closing this transaction as we are eager to bring Vivos’ effective portfolio of OSA treatments options to our community.”

Dr. Tara Rachakonda, also a board certified sleep specialist at SCN and the daughter of Dr. Prabhu Rachakonda, said “As a sleep specialist and parent of a child with sleep apnea, I’m particularly excited to expand our pediatric services with Vivos’ FDA-cleared DNA appliance treatment for children ages 6 to 17. Simply put, this transaction opens significant new growth opportunities for our practice and better care options for our patients.”

Additional details will be disclosed in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About Vivos Therapeutics

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. Vivos’ devices have been cleared by the U.S. Food and Drug Administration (FDA) for adult patients diagnosed with all severity levels of OSA and moderate-to-severe OSA in children ages 6 to 17. Vivos’ groundbreaking CARE devices are the only FDA 510(k) cleared technology for treating severe OSA in adults and the first to receive clearance for treating moderate to severe OSA in children.

Obstructive sleep apnea (OSA) affects over 1 billion people worldwide, yet 90% remain undiagnosed and unaware of their condition. This chronic disorder is not just a sleep issue—it’s closely linked to many serious chronic health conditions. While the medical community has made strides in treating sleep disorders, breathing and sleep health remain areas that are still not fully understood. As a result, solutions are often mechanistic and fail to address the root causes of OSA.

Vivos Therapeutics, founded in 2016 and based in Littleton, CO, is changing this. Through innovative technology, education, and partnerships with dentists, functional medicine doctors, and sleep specialists, Vivos is empowering healthcare providers to more thoroughly address the complex needs of patients.

The Vivos Method offers a proprietary, clinically effective solution that is nonsurgical, noninvasive, and nonpharmaceutical, providing hope to allow patients to Breathe New Life.  For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, including statements of the Company’s management and other parties made herein, contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “would”, “should”, “expects”, “projects,” “potential,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal”. “aim” and variations of such words and similar expressions are intended to identify forward-looking statements. In this press release, forward-looking statements include, without limitation, those relating to (i) the timing for closing of the SCN acquisition (which remains subject to key conditions such as financing), (ii) the actual future impact of the SCN acquisition on Vivos’ future revenues and results of operations and (ii) the anticipated benefits and potential expansion of Vivos’ marketing and distribution model as described herein. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Readers are cautioned that actual results may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to finance the cash portion of the acquisition purchase price on favorable terms, if at all, or otherwise, (ii) the risk that Vivos may be unable to successfully integrate SCN’s business into its own or otherwise implement sales, marketing and other strategies that increase revenues, (iii) the risk that some patients may not achieve the desired results from using Vivos’ products, (iv) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea diagnosis and treatment sector; (v) the risk that Vivos may be unable to secure additional financing beyond that which is needed to acquire SCN on reasonable terms when needed, if at all, or maintain its Nasdaq listing, (vi) market and other conditions that could impact Vivos’ business or ability to obtain financing, and (vii) other risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

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